Exhibit (a)(1)(Q)

LIFE SETTLEMENT LIQUIDITY OPTION, LLC AND CFUNDS LIFE SETTLEMENT, LLC

ANNOUNCE EXTENSION OF TENDER OFFER FOR INTERESTS OF

LIFE PARTNERS POSITION HOLDER TRUST AND

LIFE PARTNERS IRA HOLDER PARTNERSHIP, LLC

NEW YORK – January 23, 2019 – Life Settlement Liquidity Option, LLC and CFunds Life Settlement, LLC, today announced the extension of the tender offers (collectively referred to as the “Offer”) commenced on November 13, 2018 to purchase a portion of the outstanding position holder trust interests (the “Trust Interests”) of Life Partners Position Holder Trust (the “Trust”) and a portion of the outstanding IRA Partnership Interests (the “Partnership Interests,” and, together with the Trust Interests, the “Interests”) of Life Partners IRA Holder Partnership, LLC (the “Partnership”).

Life Settlement Liquidity Option, LLC is an affiliate of Anchorage Capital Group, L.L.C. and is referred to as the “Anchorage Offeror.” CFunds Life Settlement, LLC is an affiliate of Contrarian Capital Management, L.L.C. and is referred to as the “Contrarian Offeror.” Together they are referred to as the “Offerors.” The Offer was originally commenced by the Anchorage Offeror. The Contrarian Offeror has since been added as a bidder.

The change to the Offer is that the expiration date of the Offer has been extended to 5:00 p.m. New York City time on Friday, January 25, 2019. The Offer, as previously extended, was set to expire at 5:00 p.m. New York City time on January 23, 2019.

The purchase price for the Interests is $0.16 per Interest. The purchase price may be reduced for tax withholding, distributions made on the Interests with a record date after the commencement of the Offer, and any premiums, fees and catch-up payments that a holder may owe to the Trust or the Partnership with respect to the Interests being tendered.

The maximum number of Interests that the Offerors are offering to purchase is 105,989,695 Trust Interests and 165,155,385 Partnership Interests.

Computershare Trust Company, N.A., the Depositary for the Offer, has advised the Offerors that, as of 5:00 p.m., New York City time, on Tuesday, January 22, 2019, an aggregate of approximately 40,948,294 Trust Interests and an aggregate of approximately 51,377,896 Partnership Interests were validly tendered.

Holders are referred to the Offer to Purchase for other terms and conditions of the Offer.

Georgeson LLC is acting as information agent for the Offer. Computershare Trust Company, N.A. is acting as the depositary and paying agent for the Offer.

About Anchorage

Anchorage Capital Group, L.L.C. is a New York-based registered investment adviser founded in 2003. The firm manages private investment funds across the credit, special situations and illiquid investment markets of North America and Europe using an active long and short basis, with particular focus on defaulted and leveraged issuers.

About Contrarian

Contrarian Capital Management, L.L.C. is a Connecticut-based registered investment adviser founded in 1995 that specializes in distressed debt investing. The firm is headquartered in Greenwich, CT and had approximately $5.3 billion of assets under management as of November 30, 2018.

News Release for Informational Purposes Only

This news release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any Interests. The Offer is being made solely by the Offer to Purchase and the related Assignment Forms, as they may be amended or supplemented. Holders of Interests and investors are urged to read the tender offer statement on Schedule TO filed November 13, 2018 with the SEC in connection with the Offer, which includes as exhibits the Offer to Purchase, the related Assignment Forms and other offer materials, as well as the Amendment No. 2 to the Schedule TO filed December 20, 2018 with the SEC, which includes as exhibits Supplement No. 1 to the Offer to Purchase and other offer materials, Amendment No. 3 to the Schedule TO filed December 28, 2018 and Amendment No. 4 to the Schedule TO filed January 8, 2019, which were filed to revise and add certain exhibits, and Amendment No. 5 to the Schedule TO filed January 18, 2019, which was filed to extend the Offer, and any further amendments or supplements to the Schedule TO or the Offer to Purchase when they become available, because they contain important information. Each of these documents has been or will be filed with the SEC, and investors may obtain them for free from the SEC at its website (www.sec.gov); or from Georgeson LLC, the information agent for the Offer, by telephone at: (866) 767-8986 (toll-free) or by writing to: 1290 Avenue of the Americas, 9th Floor, New York, NY 10104.

Contact

Anchorage Capital Group, L.L.C. Phone: (212) 432-4600

Contrarian Capital Management, L.L.C. Phone: (203) 862-8200